EXHIBIT 21  List of Subsidiaries

CESI Chemical, Inc. (Oklahoma Corporation)

Material Translogistics, Inc. (Texas Corporation)

Padko International Incorporated (Oklahoma Corporation)

Petrovalve International, Inc. (Alberta Corporation)

Petrovalve, Inc. (Delaware Corporation)

USA Petrovalve, Inc. (Texas Corporation)

Turbeco, Inc. (Texas Corporation)

Flotek Paymaster, Inc. (Texas Corporation)

Sooner Energy Services, LLC (Oklahoma Limited Liability Company)

Teledrift Company (Delaware Corporation)

CESI Manufacturing, LLC (Oklahoma Limited Liability Company)

Flotek Industries FZE (Jebel Ali Free Zone Establishment)

Flotek International, Inc. (Delaware Corporation)

Flotek Ecuador Investments, LLC (Texas Limited Liability Company)

Flotek Ecuador Management, LLC (Texas Limited Liability Company)

Flotek Chemical Ecuador Cia. Ltda. (Ecuador Limited Liability Company)